EQUITY PURCHASE AGREEMENT

                               Dated May 10, 1999

                                  by and among

                           DSS Direct Connect, L.L.C.,

                                  Its Members,

                             Transmedia Europe, Inc.

                                       and

                          Transmedia Asia Pacific, Inc.

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                                TABLE OF CONTENTS

ARTICLE I     Certain Definitions..........................................    1
      1.1     Certain Definitions..........................................    1
      1.2     Interpretation...............................................    4
ARTICLE II    Purchase and Sale of Equity; Additional Covenants............    4
      2.1     Purchase and Sale of Equity..................................    4
      2.2     Purchase Price...............................................    4
      2.3     Closing......................................................    4
ARTICLE III   Representations and Warranties Regarding the
                 Company...................................................    5
      3.1     Organization and Qualification of the Company................    5
      3.2     Authorization................................................    5
      3.3     Non-contravention............................................    5
      3.4     No Consents..................................................    6
      3.5     Capitalization...............................................    6
      3.6     Personal Property............................................    6
      3.7     Leased Real Property.........................................    6
      3.8     Financial Statements.........................................    7
      3.9     Absence of Certain Developments..............................    7
      3.10    Governmental Authorizations; Licenses; Etc...................    8
      3.11    Litigation...................................................    8
      3.12    Undisclosed Liabilities......................................    8
      3.13    Taxes  ......................................................    9
      3.14    Insurance....................................................    9
      3.15    Environmental Matters........................................    9
      3.16    Employee Matters.............................................   10
      3.17    Employee Benefit Plans.......................................   10
      3.18    Proprietary Rights...........................................   11
      3.19    Accounts Receivable..........................................   12
      3.20    Contracts....................................................   12
      3.21    Suppliers....................................................   13
      3.22    Books and Records............................................   13
      3.23    Brokers......................................................   14
      3.24    Business Plan................................................   14
      3.26    Full Disclosure..............................................   14

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ARTICLE IV    Representations and Warranties Regarding the
                 Members...................................................   14
      4.1     Authorization................................................   14
      4.2     Non-contravention............................................   14
      4.3     No Consents..................................................   15
      4.4     Ownership of the Company Equity..............................   15
      4.5     Brokers......................................................   15
      4.6     Investment Intent............................................   15
      4.7     Full Disclosure..............................................   16
ARTICLE V     Representations and Warranties Regarding Europe..............   16
      5.1     Organization.................................................   16
      5.2     Authorization................................................   17
      5.3     Non-contravention............................................   17
      5.4     No Consents..................................................   17
      5.5     Capitalization...............................................   17
      5.6     Brokers......................................................   18
      5.7     Financial Statements.........................................   18
      5.8     Absence of Certain Developments..............................   18
      5.9     Governmental Authorizations..................................   18
      5.10    Litigation...................................................   18
      5.11    Undisclosed Liabilities......................................   19
      5.12    Full Disclosure..............................................   19
ARTICLE VI    Representations and Warranties Regarding Asia................   19
      6.1     Organization.................................................   19
      6.2     Authorization................................................   19
      6.3     Non-contravention............................................   19
      6.4     No Consents..................................................   20
      6.5     Capitalization...............................................   20
      6.6     Brokers......................................................   20
      6.7     Financial Statements.........................................   20
      6.8     Absence of Certain Developments..............................   20
      6.9     Governmental Authorizations..................................   21
      6.10    Litigation...................................................   21
      6.11    Undisclosed Liabilities......................................   21
      6.12    Full Disclosure..............................................   22
ARTICLE VII   Covenants and Agreements.....................................   22
      7.1     Access and Information.......................................   22
      7.2     Transfer and Other Taxes.....................................   22
      7.3     Repayment of Indebtedness....................................   23
      7.4     Best Efforts; Further Assurances.............................   23

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      7.5     Reports Under the Act........................................   23
      7.6     Management...................................................   24
      7.7     No Issuance of Additional Equity Interests...................   24
      7.8     Audit of Company.............................................   24
ARTICLE VIII  Closing Deliveries...........................................   25
      8.1     Mutual Condition.............................................   25
      8.2     Deliveries by the Company and the Members....................   25
      8.3     Deliveries by Purchasers.....................................   26
      8.4     Issuance of Equity...........................................   27
ARTICLE IX    Survival of Representations and Warranties;
                 Indemnification...........................................   27
      9.1     Survival of Representations and Warranties...................   27
      9.2     Indemnification..............................................   27
      9.3     Procedures for Third Party Claims............................   28
      9.4     Procedures for Inter-Party Claims............................   28
ARTICLE X     Miscellaneous................................................   29
      10.1    Notices......................................................   29
      10.2    Expenses.....................................................   30
      10.3    Governing Law; Consent to Jurisdiction.......................   30
      10.4    Assignment; Successors and Assigns; No Third
                 Party Rights..............................................   31
      10.5    Counterparts.................................................   31
      10.6    Titles and Headings; Schedules...............................   31
      10.7    Entire Agreement.............................................   31
      10.8    Amendment and Modification...................................   31
      10.9    Public Announcement..........................................   31
      10.10   Waiver ......................................................   32
      10.11   Severability.................................................   32
      10.12   No Strict Construction.......................................   32

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                                    Schedules

Schedule A      Equity Holders of the Company

Schedule 3.1    Foreign Qualifications of the Company

Schedule 3.4    Consents

Schedule 3.6    Encumbrances

Schedule 3.7    Leased Real Property

Schedule 3.9    Certain Developments

Schedule 3.11   Litigation

Schedule 3.13   Tax Contests

Schedule 3.14   Insurance

Schedule 3.15   Environmental Matters

Schedule 3.16   Employee Matters

Schedule 3.17   Employee Benefit Plans

Schedule 3.18   Proprietary Rights

Schedule 3.19   Accounts Receivable

Schedule 3.20   Contracts

Schedule 3.24   Business Plan

Schedule 5.5    Europe Options, Warrants, etc.

Schedule 5.7    Europe Financial Statements

Schedule 5.10   Litigation - Europe

Schedule 6.5    Asia Options, Warrants, etc.

Schedule 5.7    Asia Financial Statements

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Schedule 6.10   Litigation - Asia

Schedule 7.3    Company Indebtedness to be Satisfied

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                            EQUITY PURCHASE AGREEMENT

      This EQUITY PURCHASE AGREEMENT, dated May 10, 1999, is made and entered into by and among DSS Direct Connect, L.L.C., d/b/a DBS Direct, a Washington limited liability company (the "Company"), the persons listed on Schedule A hereto (each a "Member" and collectively the "Members"), Transmedia Europe, Inc., a Delaware corporation ("Europe") and Transmedia Asia Pacific, Inc., a Delaware corporation ("Asia"). Europe and Asia are hereinafter collectively as "Purchasers" and individually as a "Purchaser."

                                 R E C I T A L S

      WHEREAS, the Members are the record and beneficial holders of all of the issued and outstanding equity of the Company; and

      WHEREAS, the Members desire to sell and transfer to Purchasers, and Purchasers desire to purchase from the Members, all of the outstanding equity of the Company, all as more specifically provided herein;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I Certain Definitions

      1.1 Certain Definitions

      As used in this Agreement, the following terms have the respective meanings set forth below.

      "Accounts Receivable" has the meaning ascribed to such term in Section
3.19.

      "Affected Property" has the meaning ascribed to such term in Section 3.15.

      "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

      "Agreement" means this Equity Purchase Agreement.

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      "Asia Common Stock" has the meaning ascribed to such term in Section 2.2.

      "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York are open for the general transaction of business.

      "Closing" has the meaning ascribed to such term in Section 2.3.

      "Closing Date" has the meaning ascribed to such term in Section 2.3.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Equity" has the meaning ascribed to such term in Section 2.1.

      "Contracts" has the meaning ascribed to such term in Section 3.20.

      "Damages" has the meaning ascribed to such term in Section 9.2.

      "DIRECTV Contracts" has the meaning ascribed to such term in Section 3.3.

      "Employee Benefit Plans" has the meaning ascribed to such term in Section 3.17.

      "Encumbrances" has the meaning ascribed to such term in Section 3.3.

      "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or
(y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect.

      "ERISA Affiliate" has the meaning ascribed to such term in Section 3.17.

      "ERISA Plans" has the meaning ascribed to such term in Section 3.17.

      "Europe Common Stock" has the meaning ascribed to such term in Section
2.2.

      "Financial Statements" has the meaning ascribed to such term in Section
3.8.

      "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

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      "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

      "Indemnified Party" has the meaning ascribed to such term in Section 9.2.

      "Indemnifying Party" has the meaning ascribed to such term in Section 9.2

      "Leased Real Property" has the meaning ascribed to such term in Section
3.7.

      "Material Adverse Change" means a material adverse change in the business, financial condition, or results of operations (financial and other) of the entity.

      "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the entity.

      "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

      "Person" means an individual, partnership, limited liability company, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

      "Proprietary Rights" has the meaning ascribed to such term in Section
3.18.

      "Purchaser Common Stock" means the Europe Common Stock and the Asia Common Stock.

      "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

      "Act" means the Securities Act of 1933, as amended from time to time.

      "SEC" means the United States Security and Exchange Commission.

      "Third Party Claim" has the meaning ascribed to such term in Section 9.3.

      "Violation" has the meaning ascribed to such term in Section 7.7(a).

      1.2 Interpretation

      Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa. References to the "knowledge" of Members or the Company means matters which a Member knows or should know in the performance of his duties for the Company.

ARTICLE II Purchase and Sale of Equity; Additional Covenants

      2.1 Purchase and Sale of Equity

      Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Section 2.3), the Members shall sell, assign, transfer, convey and deliver to each Purchaser 2,500 limited liability company interests of the Company (the "Company Equity"), which the Members represent constitute all of the issued and outstanding equity of the Company, and each Purchaser shall purchase such shares from the Members.

      2.2 Purchase Price

      (a) The aggregate purchase price to be paid by Europe for the portion of the Company Equity to be purchased by Europe shall be a number of shares of the common stock of Europe ("Europe Common Stock") which Europe constitutes 19% of the issued and outstanding common stock of Europe after the issuance of stock contemplated by Section 8.4. The Europe Common Stock shall be allocated among the Members as set forth on Schedule A.

      (b) The aggregate purchase price to be paid by Asia for the portion of the Company Equity to be purchased by Asia shall be a number of shares of the common stock of Asia ("Asia Common Stock") which Asia constitutes 19% of the issued and outstanding common stock of Asia after the issuance of stock contemplated by
Section 8.4. The Asia Common Stock shall be allocated among the Members as set forth on Schedule A.

      2.3 Closing

      The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Perkins Coie LLP, at 10:00 A.M. PDT on [May ___], 1999, or by facsimile on such date with original documents to follow; provided that, if the conditions set forth in Article VIII have not been either satisfied or waived by such date, then the Closing shall occur within five Business Days of the satisfaction or waiver of such conditions or at such other time and place as is mutually agreed by the parties hereto. In the event that the Closing does not occur on or before May 28, 1999, any party to this Agreement may terminate this Agreement by giving written notice to the other parties. The time and date of the Closing is herein called the "Closing Date".

ARTICLE III Representations and Warranties Regarding the Company

      The Members and the Company, jointly and severally (except as otherwise provided), represent and warrant to the Purchaser as follows:

      3.1 Organization and Qualification of the Company

      The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington, with full power and authority to own or lease its properties and assets and to carry on its business as presently conducted. The Company has previously provided to Purchasers true and complete copies of (i) its Certificate of Formation and all amendments thereto, (ii) its Articles of Incorporation and all amendments thereto, (iii) its Operating Agreement and all amendments thereto, and (iv) its By-laws and all amendments thereto. Other than as indicated on Schedule 3.1 the business of the Company is conducted solely through the Company and the Company does not own, directly or indirectly, any subsidiaries.

      3.2 Authorization

      The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite action. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

      3.3 Non-contravention

      Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) contravene any provision contained in its Certificate of Formation, Articles of Incorporation, Operating Agreement or By-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under
(A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation, including but not limited to the contracts with DIRECTV, Inc. or its Affiliates specified on
Schedule 3.20 (collectively the "DIRECTV Contracts") or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of the assets or properties of the Company.

      3.4 No Consents

      Except as set forth in Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Company.

      3.5 Capitalization

      The Company's authorized equity consists solely of 10,000 authorized shares of Company Equity of which 5,000 shares of Company Equity are issued and outstanding. The Company does not have any equity reserved for issuance and the Company does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any equity. There are no pre-emptive or other subscription rights with respect to equity of the Company and all of the issued and outstanding equity of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.

      3.6 Personal Property

      The Company has good and marketable title to (or valid leasehold or contractual interests in) all personal property used in its business, free and clear of any Encumbrances except as set forth in Schedule 3.6. All machinery, equipment, furniture, fixtures and other personal property of the Company is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear).

      3.7 Leased Real Property

      The Company does not own any real property. Except as set forth in
Schedule 3.7, the Company has valid leasehold title to all real estate and real property used in its business (the "Leased Real Property"), free and clear of all Encumbrances. All plants, structures and buildings leased by the Company are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) with no structural or other defects that could interfere with the conduct of normal operation of such facilities. The Company has delivered to Purchaser true and complete copies of any leases for the Leased Real Property. The Company is not in material violation of any building, zoning, anti-pollution, health, occupational safety or other law, ordinance or regulation regarding its plants, structures and equipment or their operations.

      3.8 Financial Statements

      The Company has previously furnished to Purchaser an unauditied balance sheet of the Company, as of December 31, 1998 (the "Balance Sheet Date"), and the related unaudited statement of income for the period of June 1, 1998, through December 31, 1998, which fairly present the financial condition of the Company in all material respects.

      3.9 Absence of Certain Developments

      Except as set forth in Schedule 3.9, since the Balance Sheet Date, there has not been any Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change or a Material Adverse Change in the prospects of the Company. Except as set forth in
Schedule 3.9, since Balance Sheet Date, the Company has conducted its businesses in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of its assets (other than dispositions in the ordinary course of business consistent with past practices),
(ii) terminated or amended in any material respect any contract or lease to which it is a party or to which it is bound or to which its properties are subject, (iii) amended its Certificate of Formation, Articles of Incorporation, Operating Agreement or By-laws or taken any action in contemplation of an amendment to such Certificate of Formation, Articles of Incorporation, Operating Agreement or By-laws or in contemplation of its liquidation or dissolution and, to its best knowledge after due investigation, no such action has been taken by its Members, directors or officers, (iv) declared or paid any dividend or distribution on the Company Equity, or repurchased or otherwise acquired any shares of Company Equity or any option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock, (v) suffered any material loss, damage or destruction whether or not covered by insurance,
(vi) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (vii) incurred any liabilities (other than in the ordinary course of business) none of which, individually or in the aggregate, are material, (viii) incurred, created or suffered to exist any Encumbrances on its assets, except those created in the ordinary course of business, none of which, individually or in the aggregate, are material, (ix) increased the compensation payable or to become payable to any of its officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan, payment or arrangement made by it for or with any such officers or employees, (x) suffered any labor dispute, strike or other work stoppage, (xi) made or obligated itself to make any capital expenditures in excess of $10,000 individually or in the aggregate, (xii) entered into any contract or other agreement requiring it to make payments in excess of $10,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, or (xiii) entered into any agreement to do any of the foregoing.

      3.10 Governmental Authorizations; Licenses; Etc.

      The business of the Company has been operated in material compliance with all material applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those of the Federal Communications Commission and those related to: fire, safety, labeling of products, pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use, employment or employment practices, energy and similar laws. The Company has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the best knowledge of the Company or the Members, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of its business. No notice of any violation of such laws has been received by the Company or any of its Affiliates.

      3.11 Litigation

      Except as set forth in Schedule 3.11, there are no lawsuits, actions, proceedings, claims, arbitrations, orders or investigations by or before any Governmental Authority pending or, to the best knowledge of the Company, threatened against the Company or its Affiliates relating to the Company, its business or any product or service alleged to have been sold by such Company or seeking to enjoin the transactions contemplated hereby and, except as set forth in Schedule 3.11, there are no facts or circumstances known to the Company that could result in a claim for damages or equitable relief which, if decided adversely, could reasonably be expected to result in a Material Adverse Change, individually or in the aggregate.

      3.12 Undisclosed Liabilities

      Other than those reflected in the Financial Statements, there are no material liabilities (defined below) of the Company of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than liabilities incurred in the ordinary course of business and consistent with past practices since the date of the Financial Statements, and to the Company's and the Members' knowledge, there exists no facts or circumstances (other than general economic conditions) that could reasonably be expected to result in any such liability. "Material liabilities" means liabilities that in the aggregate exceed $5,000.

      3.13 Taxes

      All federal, state, county, local and foreign tax returns and reports of the Company required to be filed have been duly filed. All federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Company have been paid or duly provided for, or are being contested in good faith by appropriate proceedings as disclosed on
Schedule 3.13 and adequate reserves therefor have been established pursuant to GAAP, and are reflected on the Financial Statements. There are no tax liens on any of the assets of the Company.

      3.14 Insurance

      Schedule 3.14 sets forth a true and correct list of all insurance policies or binders maintained by the Company on the date hereof showing, as to each policy or binder, the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles or retention levels and a general description of the type of coverage provided. Such policies and binders are, and at all times prior to the Closing will be, in full force and effect. The Company has not permitted or suffered any gap in insurance coverage during the past six years.

      3.15 Environmental Matters

      Except as set forth on Schedule 3.15, to the knowledge of Company and the Members, (i) the business of the Company is being and has been conducted in compliance with all Environmental Laws, (ii) the real property owned, leased or operated by the Company (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties and buildings thereon) (the "Affected Property") does not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the Company,
(v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the

Company relating to the business of the Company, true and complete copies of which have not been delivered to Purchaser prior to the date hereof, (viii) there are no underground storage tanks on, in or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law, (x) all Environmental Laws in existence at the time the Affected Property was acquired were complied with, and (xi) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Company or any of its Affiliates with respect to the business of the Company relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any of its Affiliates has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any of its Affiliates has been notified by any Governmental Authority or any other Person that the Company has, or may have, any liability pursuant to any Environmental Law.

      3.16 Employee Matters

      Except as set forth on Schedule 3.16, (i) the Company has not entered into any collective bargaining agreements regarding its employees, (ii) there are no written personnel policies applicable to such employees generally, other than employee manuals, true and complete copies of which have previously been provided to Purchaser, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against or affecting the Company and during the past three years there has been no such action, (iv) to the best knowledge of the Company, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees, (v) there is no unfair labor practice, charge or complaint pending or, to the best knowledge of the Company, threatened against the Company, and (vi) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees at any time, for any lawful or no reason, without penalty or liability.

      3.17 Employee Benefit Plans

      Schedule 3.17 lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees or former employees of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans"). The Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in compliance in all material respects with the applicable provisions of ERISA and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the Internal Revenue Service or, alternatively, the applicable remedial amendment period with respect to any such ERISA Plan will not have ended prior to the Closing Date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Except as set forth on Schedule 3.17, neither the Company nor any of its Affiliates have incurred or expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

      3.18 Proprietary Rights

      (a) All of the Company's patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyrights applications, trade names, corporate names, technology, inventions, computer software, data and documentation (including electronic media), product drawings, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights; and permits, licenses or other agreements to or from third parties regarding the foregoing (the "Proprietary Rights") are listed in Schedule 3.18. Except as disclosed therein, the Company, either jointly or individually, owns and possesses all right, title and interest in the Proprietary Rights. The Company has taken all necessary or desirable action to protect the Proprietary Rights and the transactions contemplated by this Agreement will have no material adverse effect on the Company's right, title and interest in the Proprietary Rights.

      (b) No claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right has been made, is currently pending or, to the best knowledge of the Company, is threatened. The Company has not received any notice nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. The Company has not infringed, misappropriated or otherwise conflicted with any rights of any third parties, nor is it aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company as now conducted.

      3.19 Accounts Receivable

      Schedule 3.19 sets forth a true and complete listing of all accounts receivable (the "Accounts Receivable") as of [________]. All of the Accounts Receivable represent commissions receivable from DIRECTV, Inc.

      3.20 Contracts

      (a) Schedule 3.20 describes all contracts (except for usual and ordinary purchase orders executed in the normal course of business), agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, to which the Company is a party or is otherwise bound, of the type described below (the "Contracts"):

            (i) all agreements or commitments for the sale by the Company of products or services, or the purchase by the Company of raw materials, products or services, other than those that are for amounts not to exceed $10,000;

            (ii) all agreements or commitments for the purchase by the Company of machinery, equipment or other personal property other than those that are for amounts not to exceed $10,000;

            (iii) all agreements with DIRECTV, Inc. or its Affiliates;

            (iv) all capitalized leases, pledges, conditional sale or title retention agreements;

            (v) all employment agreements and commitments, all consulting or severance agreements or arrangements and all agreements between the Company and the Member, any Affiliate of a Member or any other officer, director or employee of the Company;

            (vi) all agreements relating to the consignment or lease of personal property (whether the Company is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $5,000;

            (vii) all license, royalty or other agreements relating to the Proprietary Rights;

            (viii) all agreements prohibiting the Company from freely engaging in the business presently conducted by the Company in any geographic area;

            (ix) all agreements to provide rebates to customers of the Company, to the extent not reflected as a liability on the Financial Statements; and

            (x) any agreement other than those covered by clauses (i) through
      (viii) above involving payment or receipt of more than $25,000 in the aggregate.

      (b) To the knowledge of the Company, none of the other parties to any such Contracts intends to terminate or materially alter the material provisions of such Contracts either as a result of transactions contemplated hereby or otherwise, except as disclosed in Schedule 3.20.

      (c) Except as disclosed in Schedule 3.20, the Company is not in, nor has given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a material default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the material Contracts.

      (d) True and complete copies of all written Contracts, including any amendments thereto, have been delivered to Purchaser and such documents constitute the legal, valid and binding obligation of the Company and, to the best knowledge of the Company, each other party purportedly obligated thereunder.

      3.21 Suppliers

      Neither DIRECTV, Inc. nor Hughes Electronics Company, nor any of either's Affiliates, has notified or otherwise indicated to the Company that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used or sold by the Company, and no such company has, during the current fiscal year, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services.

      3.22 Books and Records

      The records of the Company fairly and accurately reflect the record ownership of all of its equity . Since the formation of the Company, the other books and records of the Company, including financial records and books of account, are complete and accurate and have been maintained in accordance with GAAP, to the extent applicable, and sound business practices.

      3.23 Brokers

      No Person engaged by the Company is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

      3.24 Business Plan

      The Confidential Private Placement Memorandum of the Company attached as
Schedule 3.24 was made in good faith based upon assumptions that the Members believe are reasonable. To the Members' knowledge, the projections contained in such Memorandum are reasonable and attainable. The Company is on schedule with meeting the roll-out of its business. No event has occurred that is reasonably likely to prevent the Company from successfully completing the Business Plan and attaining the projections contained therein.

      3.26 Full Disclosure

      No representation or warranty made by the Company or the Members in this Agreement, any Schedule, any Exhibit or any certificate delivered by or on behalf of the Company by the Members pursuant hereto contains or will contain any untrue statement of a material fact or omits or, to the knowledge of the Members or the Company, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV Representations and Warranties Regarding the Members

      The Members represent and warrant to the Purchaser as follows:

      4.1 Authorization

      Each Member has the capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. No Member is under any impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit his or her ability to perform his obligations hereunder. This Agreement constitutes a binding and valid obligation of each Member, enforceable against such Member in accordance with its terms.

      4.2 Non-contravention

      Neither the execution and delivery of this Agreement nor the performance by the Members of their respective obligations hereunder will (i) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any Member is a party or by which any Member is bound or to which any of his or her assets or properties are subject, (ii) result in the creation or imposition of any Encumbrances on any of the assets or properties of the Company, or (iii) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any obligation of the Company.

      4.3 No Consents

      No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Member.

      4.4 Ownership of the Company Equity

      The Members own 5,000 shares of Company Equity beneficially and of record, free and clear of any Encumbrances which represents all of the issued and outstanding equity of the Company, in accordance with the distribution set forth as Schedule A. There are no voting trust arrangements or other agreements (i) granting any option, warrant or right of first refusal with respect to the Company Equity to any Person, (ii) restricting the right of the Members to sell the Company Equity to Purchaser, (iii) restricting any other right of any Member with respect to the Company Equity or (iv) creating any penalties, liabilities or disabilities from a sale of the Company Equity. The Members have the absolute and unrestricted right, power and capacity to sell, assign and transfer the Company Equity to Purchaser free and clear of any Encumbrances. Upon delivery to Purchaser of the certificates representing the Company Equity at Closing in exchange for the consideration to be paid by Purchaser at the Closing, Purchaser will acquire good, valid and marketable title to the Company Equity, free and clear of any Encumbrances.

      4.5 Brokers

      No Person engaged by any Member is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

      4.6 Investment Intent

      (a) The Members are acquiring the Purchaser Common Stock for their own accounts, with no present intention of reselling or otherwise distributing the same. The Purchasers understand and agree that they may dispose of the Purchaser Common Stock to be issued to them hereunder, only in compliance with the Act, as amended, and applicable state securities laws, as then in effect, and that the certificates of Purchaser Common Stock to be received by them may bear a legend to that effect.

      (b) The Members have not entered into any contracts, undertakings, agreements or arrangements with any person to sell, transfer or pledge to such person or anyone else the Purchaser Common Stock to be issued to them and have no present plans or intentions to enter into any such contracts, undertakings, agreements or arrangements.

      (c) Each Member can bear the economic risk of losing his or her entire investment in the Purchaser Common Stock and is prepared to bear the economic risk of this investment for an indefinite time.

      (d) Each Member is a sophisticated investor and has substantial experience in making investment decisions of this type and/or is relying on his or her own advisors in making this investment decision and, therefore, either alone or together with their advisors, the Members have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Purchaser.

      (e) The principal business address of each Member, or if the Member is an individual, his or her principal residence, is in the state indicated in the address set forth on Schedule A. Unless otherwise indicated, all communications, contacts and discussions relating to the offering of the Purchaser Common Stock occurred in the state in which the undersigned maintains its office, or if the Member is an individual, in the state in which he or she maintains his or her residence.

      4.7 Full Disclosure

      No representation or warranty made by any Member in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of any Member pursuant hereto contains or will contain any untrue statement of a material fact or, to the knowledge of the Members, omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V Representations and Warranties Regarding Europe

      Europe represents and warrants to the Company and the Members as follows:

      5.1 Organization

      Europe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted.

      5.2 Authorization

      Europe has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by Europe and constitutes a valid and binding agreement of Europe, enforceable against such party in accordance with its terms.

      5.3 Non-contravention

      Europe is not subject to any provision of its respective Certificate of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

      5.4 No Consents

      No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Europe.

      5.5 Capitalization

      Europe's authorized capital stock consists solely of 95,000,000 authorized shares of common stock, of which [_______] shares are issued and outstanding (excluding the Europe Common Stock to be issued to the Members pursuant to Section 2.2 and to be issued as described in Section 8.4), and of 5,000,000 authorized shares of preferred stock, of which [_______] shares are issued and outstanding. Except as disclosed on Schedule 5.5, Europe does not have any shares of its capital stock reserved for issuance and Europe does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no pre-emptive or other subscription rights with respect to any shares of the capital stock of Europe. The shares of Europe Common Stock to be issued to Members pursuant to Section
2.2 will be duly authorized and when issued, will be validly issued, fully paid and nonassessable and will constitute 19% of the aggregate number of shares of Europe's common stock issued and outstanding after the issuance of stock contemplated by Section 8.4.

      5.6 Brokers

      No Person engaged by Europe (other than Gleacher & Co. LLC) is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

      5.7 Financial Statements

      Schedule 5.7 sets forth true and complete financial statements of Europe, as of December 31, 1998 (the "Europe Financial Statement Date"), prepared in conformity with GAAP, subject to normal audit adjustments.

      5.8 Absence of Certain Developments

      Since Europe Financial Statement Date, there has not been any Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change or a Material Adverse Change in the prospects of Europe.

      5.9 Governmental Authorizations

      The business of Europe has been operated in material compliance with all material applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those of the SEC and those related to: antitrust, trade regulation and trade practices. The Company has all material permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the best knowledge of Europe, threatened by any Governmental Authority with respect to (i) any alleged violation by Europe or its Affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by Europe or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of its business. No notice of any violation of such laws has been received by Europe or any of its Affiliates.

      5.10 Litigation

      Except as set forth in Schedule 5.10, there are no lawsuits, actions, proceedings, claims, arbitrations, orders or investigations by or before any Governmental Authority pending or, to the best knowledge of Europe, threatened against Europe or its Affiliates relating to the Company, its business or any product or service alleged to have been sold by Europe or seeking to enjoin the transactions contemplated hereby and, there are no facts or circumstances known to Europe that could result in a claim for damages or equitable relief which, if decided adversely, could reasonably be expected to result in a Material Adverse Change, individually or in the aggregate.

      5.11 Undisclosed Liabilities

      Other than those reflected in the balance sheet attached as Schedule 5.7, there are no material liabilities (defined below) of Europe of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than liabilities incurred in the ordinary course of business and consistent with past practices, and to Europe's knowledge, there exists no facts or circumstances (other than general economic conditions) that could reasonably be expected to result in any such liability. "Material liabilities" means liabilities that in the aggregate exceed $100,000.

      5.12 Full Disclosure

      No representation or warranty made by Europe in this Agreement, any Schedule, any Exhibit or any certificate delivered by or on behalf of Europe pursuant hereto contains or will contain any untrue statement of a material fact or, to the knowledge of Europe, omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI Representations and Warranties Regarding Asia

      Asia represents and warrants to the Company and the Members as follows:

      6.1 Organization

      Asia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted.

      6.2 Authorization

      Asia has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by Asia and constitutes a valid and binding agreement of Asia, enforceable against such party in accordance with its terms.

      6.3 Non-contravention

      Asia is not subject to any provision of its respective Certificate of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

      6.4 No Consents

      No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Asia.

      6.5 Capitalization

      Asia's authorized capital stock consists solely of 95,000,000 authorized shares of common stock, of which [_______] shares are issued and outstanding (excluding the Asia Common Stock to be issued to the Members pursuant to Section
2.2 and to be issued as described in Section 8.4), and of 5,000,000 authorized shares of preferred stock, of which no shares are issued and outstanding. Except as disclosed on Schedule 6.5, Asia does not have any shares of its capital stock reserved for issuance and Asia does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no pre-emptive or other subscription rights with respect to any shares of the capital stock of Asia. The shares of Asia Common Stock to be issued to Members pursuant to Section 2.2 will be duly authorized and when issued, will be validly issued, fully paid and nonassessable and will constitute 19% of the aggregate number of shares of Asia's common stock issued and outstanding after the issuance of stock contemplated by Section 8.4.

      6.6 Brokers

      No Person engaged by Asia (other than Gleacher & Co. LLC) is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

      6.7 Financial Statements

      Schedule 6.7 sets forth true and complete financial statements of Asia, as of December 31, 1998 (the "Asia Financial Statement Date"), prepared in conformity with GAAP, subject to normal audit adjustments.

      6.8 Absence of Certain Developments

      Since Asia Financial Statement Date, there has not been any Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change or a Material Adverse Change in the prospects of the Asia.

      6.9 Governmental Authorizations

      The business of Asia has been operated in material compliance with all material applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those of the Securities and Exchange Commission and those related to: antitrust, trade regulation and trade practices. The Company has all material permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the best knowledge of Asia, threatened by any Governmental Authority with respect to (i) any alleged violation by Asia or its Affiliates of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by Asia or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of its business. No notice of any violation of such laws has been received by Asia or any of its Affiliates.

      6.10 Litigation

      Except as set forth in Schedule 6.10, there are no lawsuits, actions, proceedings, claims, arbitrations, orders or investigations by or before any Governmental Authority pending or, to the best knowledge of Asia, threatened against Asia or its Affiliates relating to the Company, its business or any product or service alleged to have been sold by Asia or seeking to enjoin the transactions contemplated hereby and, there are no facts or circumstances known to Asia that could result in a claim for damages or equitable relief which, if decided adversely, could reasonably be expected to result in a Material Adverse Change, individually or in the aggregate.

      6.11 Undisclosed Liabilities

      Other than those reflected in the balance sheet attached as Schedule 6.7, there are no material liabilities (defined below) of Asia of any kind or nature whatsoever, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, other than liabilities incurred in the ordinary course of business and consistent with past practices, and to Asia's knowledge, there exists no facts or circumstances (other than general economic conditions) that could reasonably be expected to result in any such liability. "Material liabilities" means liabilities that in the aggregate exceed $100,000.

      6.12 Full Disclosure

      No representation or warranty made by Asia in this Agreement, any Schedule, any Exhibit or any certificate delivered by or on behalf of Asia pursuant hereto contains or will contain any untrue statement of a material fact or, to the knowledge of Asia, omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VII Covenants and Agreements

      7.1 Access and Information

      (a) No investigation by Purchasers or their Affiliates heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company or the Members, which shall survive any such investigation, or the conditions to the respective obligations of Purchasers to consummate the transactions contemplated hereby.

      (b) No investigation by the Members, the Company or its Affiliates heretofore or hereafter made shall modify or otherwise affect any representations and warranties of Purchasers, which shall survive any such investigation, or the conditions to the respective obligations of the Company or the Members to consummate the transactions contemplated hereby.

      7.2 Transfer and Other Taxes

      (a) The Members represent that there are no stamp, stock transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Company Equity.

      (b) Purchasers represent that there are no stamp, stock transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the issuance of Purchaser Common Stock to the Members.

      (c) Each party hereto shall (i) prepare and file all income and other tax returns reporting income or other taxes due through the Closing Date, (ii) be responsible for the conduct of all tax examinations relating to its, his of her respective tax returns referred to in (i) above, and (iii) pay all taxes owing with respect to his or her respective tax returns referred to in (i) above. The Members shall also be responsible for filing any income tax returns and paying any income taxes for the Company for any fiscal year or reporting period which ends on or before the Closing Date. Purchaser will provide the Members and their accountants with reasonable access to books and records necessary for the preparation of such returns.

      7.3 Repayment of Indebtedness

      Concurrently with the Closing, $3,000,000 in cash will be contributed to the capital of the Company by Purchasers depositing such funds into the Company's general account at Wells Fargo Bank, N.A. Upon receipt of such funds, the Company will pay in full the indebtedness of the Company set forth on
Schedule 7.3, [this schedule will include the $250,000 loan recently made to DBS] including all outstanding principal, accrued interest and prepayment charges, if any. The balance of such funds shall be available to the Company for capital expenditures and working capital.

      7.4 Best Efforts; Further Assurances

      Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Company, the Members, and Purchasers shall use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, each of the Company, each Member, and Purchasers shall take all such action as may be required without any further consideration therefor.

      7.5 Reports Under the Act

      With a view to making available to the Members the benefits of SEC Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the Members to sell the Purchaser Common Stock to the public without registration or pursuant to a registration on Form S-3, Purchasers agrees to:

      (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

      (b) File with the SEC in a timely manner all reports and other documents required of Purchasers under the Act and the 1934 Act; and

      (c) Furnish to the Members, so long as the Members own any Purchaser Common Stock, forthwith upon request (i) a written statement by Purchasers that they have complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time it so qualifies), (ii) a copy of the most recent annual or quarterly report of Purchasers and such other reports and documents so filed by Purchasers, and (iii) such other information as may be reasonably requested in availing the Members of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

      7.6 Management

      (a) Purchasers agree that the Company will be operated as a subsidiary of Purchasers. Purchasers agree that they will promptly cause William D. Marks to be elected the president of the Company for a period of not less than three years from the date of this Agreement. This provision shall not be construed and an employment agreement that binds William D. Marks.

      (b) Purchasers agree that they will promptly cause William D. Marks to be elected as a member of the board of directors of each Purchaser for a term that will expire as of the date of the next regularly scheduled meeting of the shareholders of each Purchaser. Each Purchase also agrees to nominate William D. Marks for a position on its board of directors at such meeting of its shareholders.

      7.7 No Issuance of Additional Equity Interests

      Between the date of this Agreement and the Closing Date, the Company shall not issue any additional equity interests.

      7.8 Audit of Company

      The Company and the Members agree to cooperate in order to allow an audit of the Company's financial statements to be completed within 45 days of the Closing Date.

ARTICLE VIII Closing Deliveries

      8.1 Mutual Condition

      The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the condition that no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement. Any conditions not satisfied at or prior to Closing shall constitute a covenant of the party that was to have satisfied the condition.

      8.2 Deliveries by the Company and the Members

      The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

      (a) (i) All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by the Company and the Members and the consummation by the Company and the Members of the transactions contemplated hereby, including without limitation those of DIRECTV, Inc. necessary or appropriate to approve the transactions contemplated hereby or as the Purchaser shall reasonably request, shall have been obtained and shall be in full force and effect; (ii) the Company and the Members shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Company under any contract to which such Company is party or for the continuation of any agreement to which such Company is a party; and (iii) all authorizations, consents, waivers, approvals or other actions necessary to permit Purchaser to own the Company Equity shall have been obtained and shall be in full force and effect. By Closing, the Members shall be deemed to have represented and warranted that such conditions have been fulfilled.

      (b) Concurrently with the Closing, (i) the Members shall have delivered to the Company, as applicable, for cancellation the certificates representing the Company Equity, (ii) the Company shall have canceled such certificates, and
(iii) the Company shall have issued to Purchaser new certificates representing the Company Equity registered in the name of Purchaser or as otherwise directed by it.

      (c) Prior to or at the Closing, the Members and the Company shall have delivered such other closing documents as shall be requested by Purchaser in form and substance reasonably acceptable to counsel for Purchaser, including the following:

            (i) a certificate of the Members, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto and covering such other matters as Purchaser may reasonably request;

            (ii) a certified copy of (1) the Certificate of Formation, Articles of Incorporation, Operating Agreement and By-laws of the Company and all amendments thereto, and (2) the resolutions of the Members authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

            (iii) such other documents or instruments as Purchaser reasonably requests to effect the transactions contemplated hereby.

      (d) Concurrently with the Closing, William D. Marks shall have executed and delivered an employment agreement for a term of not less than three years in a form acceptable to William D. Marks and Purchasers.

      8.3 Deliveries by Purchasers

      The obligations of the Members to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

      (a) Prior to or at the Closing, Purchasers shall have delivered to the Members such closing documents as shall be reasonably requested by the Members in form and substance reasonably acceptable to its counsel, including the following:

            (i) a certificate of the Secretary or Assistant Secretary of Purchaser, dated the Closing Date, as to the incumbency of any officer thereof executing this Agreement or any document related thereto and covering such other matters as the Members may reasonably request;

            (ii) a certified copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

            (iii) certificates representing shares of Europe Common Stock and Asia Common Stock as set forth in Section 2.2; and

            (iv) such other documents or instruments as the Members reasonably request to effect the transactions contemplated hereby.

      8.4 Issuance of Equity

      The obligations of the Members to consummate the transactions contemplated by this Agreement shall be subject to Purchasers providing the Members with evidence that Purchasers have received within the 30-day period preceding the Closing Date or will receive concurrently with the Closing, as proceeds of the issuance of its common stock, cash in the amount of $6,000,000.

ARTICLE IX Survival of Representations and Warranties; Indemnification

      9.1 Survival of Representations and Warranties

      Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for one year from the Closing Date for the benefit of the parties hereto and their successors and assigns.

      9.2 Indemnification

      (a) The Members, jointly and severally (except in the case of representations and warranties made only on a several basis), shall indemnify and hold harmless Purchaser, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with
(i) any material inaccuracy in any representation or the breach of any warranty made by a Member or the Company in this Agreement, or (ii) the material breach by a Member or the Company of any covenant or agreement to be performed by him or it hereunder or (iii) any material tax or other material liabilities of the Company for periods prior to the Closing Date which were not accrued for on the Financial Statements or otherwise disclosed to Purchaser.

      (b) Each Purchaser shall indemnify and hold harmless Members, their respective Affiliates, agents and representatives, and any Person claiming by or through any of the foregoing, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any material inaccuracy in any representation or the breach of any warranty made by such Purchaser in this Agreement or (ii) the material breach by such Purchaser of any covenant or agreement to be performed by it hereunder.

      (c) Any Person providing indemnification pursuant to the provisions of this Section 9.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 9.2 is hereinafter referred to as an "Indemnified Party."

      9.3 Procedures for Third Party Claims

      In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party (in which case the Indemnified Party may defend against such injunctive or equitable relief without affecting its claim for indemnification hereunder), or (ii) the Indemnified Party shall have reasonably concluded that the Indemnified Party has one or more defenses not available to the Indemnifying Party (in which case the Indemnified Party shall nonetheless permit the Indemnifying Party to have meaningful participation in the litigation). Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      9.4 Procedures for Inter-Party Claims

      In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

ARTICLE X Miscellaneous

      10.1 Notices

      All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

      If to the Europe:       _______________________________
                              _______________________________
                              _______________________________
                              Telephone:_____________________
                              Facsimile:_____________________
                              Attention:_____________________

      With a copy to:         _______________________________
                              _______________________________
                              _______________________________
                              Telephone:_____________________
                              Facsimile:_____________________
                              Attention:_____________________

      If to the Asia:         _______________________________
                              _______________________________
                              _______________________________
                              Telephone:_____________________
                              Facsimile:_____________________
                              Attention:_____________________

      With a copy to:         _______________________________
                              _______________________________
                              _______________________________
                              Telephone:_____________________
                              Facsimile:_____________________
                              Attention:_____________________

      If to the Members:      to the addresses set forth on Schedule A

      With a copy to:         Perkins Coie, LLP
                              1201 Third Avenue, 40th Floor
                              Seattle, Washington 98101
                              Telephone: (206) 583-8401
                              Facsimile: (206) 583-8500
                              Attention: James Gradel

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

      10.2 Expenses

      Regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

      10.3 Governing Law; Consent to Jurisdiction

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

      10.4 Assignment; Successors and Assigns; No Third Party Rights

      Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

      10.5 Counterparts

      This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

      10.6 Titles and Headings; Schedules

      The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      10.7 Entire Agreement

      This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

      10.8 Amendment and Modification

      This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

      10.9 Public Announcement

      The Company and the Members, on the one hand, and Purchaser, on the other hand, shall not issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof.

      10.10 Waiver

      Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

      10.11 Severability

      The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

      10.12 No Strict Construction

      Each of the parties to this Agreement acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                COMPANY:

                                DSS DIRECT CONNECT, L.L.C.

                                By: /s/ William D. Marks
                                    ----------------------------------
                                    Name:  William D. Marks
                                    Title: President, CEO and
                                           Managing Member

                                MEMBERS:

                                /s/ William D. Marks
                                -------------------------------------
                                William D. Marks

                                /s/ Donna M. Marks
                                -------------------------------------
                                Donna M. Marks

                                /s/ Kevin R. Drewyer
                                -------------------------------------
                                Kevin R. Drewyer


                                DIRECT INVESTORS, INC.

                                By: /s/ Kevin R. Drewyer
                                    ---------------------------------
                                    Name:  Kevin R. Drewyer
                                    Title: President


                                PURCHASERS:

                                TRANSMEDIA EUROPE, INC.

                                By: /s/ Authorized Officer
                                   ----------------------------------
                                   Name:
                                        -----------------------------
                                   Title:
                                         ----------------------------


                                TRANSMEDIA ASIA PACIFIC, INC.

                                By: /s/ Authorized Officer
                                   ----------------------------------
                                   Name:
                                        -----------------------------
                                   Title:
                                         ----------------------------

                                   SCHEDULE A

                                                            NUMBER OF SHARES
                                       NUMBER OF SHARES     OF PURCHASER TO BE
NAME                 ADDRESS           OF COMPANY           RECEIVED

William D. Marks                       2,425

Donna M. Marks                         2,025

Kevin R. Drewyer                       50

DIRECT Investors,
Inc.                                   500

                               FIRST AMENDMENT TO
                            EQUITY PURCHASE AGREEMENT

      This FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (this "Amendment"), dated June 11, 1999, is made and entered into by and among DSS Direct Connect, L.L.C., d/b/a DBS Direct, a Washington limited liability company (the "Company"), the persons listed on Schedule A hereto (each a "Member" and collectively the "Members"), Transmedia Europe, Inc., a Delaware corporation ("Europe") and Transmedia Asia Pacific, Inc., a Delaware corporation ("Asia"). Europe and Asia are hereinafter collectively as "Purchasers" and individually as a "Purchaser."

                                 R E C I T A L S

      WHEREAS, the Members, the Company and Purchasers entered into that certain Equity Purchase Agreement dated as of May 10, 1999 (the "Agreement"), pursuant to which the Members agreed to sell and transfer to Purchasers, and Purchasers agreed to purchase from the Members, all of the outstanding equity of the Company; and

      WHEREAS, the parties to the Agreement wish to amend the Agreement upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I Definitions

      As used herein capitalized terms shall have the meanings ascribed to them in the Agreement.

ARTICLE II Purchase and Sale of Equity

      2.1 Purchase Price

      Sections 2.2(a) and (b) of the Agreement are hereby deleted in their entirety and replaced with the following:

            (a) The aggregate purchase price to be paid by Europe for the portion of the Company Equity to be purchased by Europe shall be 4,831,057 of the common stock of Europe ("Europe Common Stock"). The Europe Common Stock shall be allocated among the Members as set forth on Schedule A.

            (b) The aggregate purchase price to be paid by Asia for the portion of the Company Equity to be purchased by Asia shall be 4,589,732 shares of the common stock of Asia ("Asia Common Stock"). The Asia Common Stock shall be allocated among the Members as set forth on Schedule A.

      2.2 Closing

      Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

            The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Perkins Coie LLP, at 10:00 A.M. PDT on June 11, 1999, or by facsimile on such date with original documents to follow; provided that, if the conditions set forth in Article VIII have not been either satisfied or waived by such date, then the Closing shall occur within five Business Days of the satisfaction or waiver of such conditions or at such other time and place as is mutually agreed by the parties hereto. In the event that the Closing does not occur on or before June 18, 1999, any party to this Agreement may terminate this Agreement by giving written notice to the other parties. The time and date of the Closing is herein called the "Closing Date".

      2.3 Adjustment to Purchase Price

      It is contemplated by the parties that Purchasers will merge with each other subsequent to the Closing. Purchasers hereby agree that in the event such merger is consummated and in the event that the aggregate number of shares of common stock of the surviving entity resulting from the ownership of the Europe Common Stock and the Asia Common Stock would be less than 19% of the aggregate issued and outstanding common stock of the surviving entity as of the effective date of the merger (inclusive of the 4,000,000 shares of the common stock of Purchasers to be issued as described in Article V of this Amendment, but exclusive of the Europe Common Stock and the Asia Common Stock), Purchasers shall cause to be issued to the owners of the Europe Common Stock and the Asia Common Stock (allocated among such owners based upon their respective, aggregate percentage ownership of the Europe Common Stock and the Asia Common Stock as of such date) the number of additional shares of the surviving entity such that the aggregate number of shares of common stock of the surviving entity resulting from the ownership of the Europe Common Stock and the Asia Common Stock would equal 19% of the aggregate issued and outstanding common stock of the surviving entity as of the effective date of the merger (inclusive of the 4,000,000 shares of the common stock of Purchasers to be issued as described in Article V of this Amendment, but exclusive of the Europe Common Stock and the Asia Common Stock).

ARTICLE III Representations and Warranties

      3.1 Representations and Warranties Regarding the Company

      Section 3.19 of the Agreement is hereby deleted in its entirety and replaced with the following:

            Schedule 3.19 sets forth a true and complete listing of all accounts receivable (the "Accounts Receivable") as of April 14, 1999. All of the Accounts Receivable represent commissions receivable from DIRECTV, Inc.

      3.2 Representations and Warranties Regarding Europe

      Section 5.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

            Europe's authorized and issued capital stock (as well as outstanding warrants and options for the issuance of capital stock) as of June 9, 1999, are as set forth on Schedule 5.5, including 2,000,000 shares of the common stock of Europe to be issued on or before June 22, 1999, in exchange for $3,000,000 in cash to Europe and Asia as described in Section
      8.4. Except as disclosed on Schedule 5.5, Europe does not have any shares of its capital stock reserved for issuance and Europe does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no pre-emptive or other subscription rights with respect to any shares of the capital stock of Europe. The shares of Europe Common Stock to be issued to Members pursuant to Section 2.2 will be duly authorized and when issued, will be validly issued, fully paid and nonassessable.

      3.3 Representations and Warranties Regarding Asia

      Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

            Asia's authorized and issued capital stock (as well as outstanding warrants and options for the issuance of capital stock) as of June 9, 1999, are as set forth on Schedule 6.5, including 2,000,000 of the common stock of Asia to be issued on or before June 22, 1999, in exchange for $3,000,000 in cash to Europe and Asia as described in Section 8.4. Except as disclosed on Schedule 6.5, Asia does not have any shares of its capital stock reserved for issuance and Asia does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no pre-emptive or other subscription rights with respect to any shares of the capital stock of Asia. The shares of Asia Common Stock to be issued to Members pursuant to
      Section 2.2 will be duly authorized and when issued, will be validly issued, fully paid and nonassessable.

ARTICLE IV Repayment of Indebtedness

      Section 7.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

            On June 8, 1999, $250,000 in cash was contributed to the capital of the Company by Purchaser's deposit of such cash into the Company's general account at Wells Fargo Bank, N.A. Concurrently with the Closing, $1,000,000 in cash will be contributed to the capital of the Company by Purchasers depositing such funds into the Company's general account at Wells Fargo Bank, N.A. To the extent such cash is not used by the Company for ordinary and necessary costs of operation, such cash will be used by the Company to reduce the indebtedness of the Company set forth on
      Schedule 7.3. Out of the next $2,000,000 of equity raised by Purchasers, $1,750,000 in cash will be contributed by Purchasers to the capital of the Company by Purchasers depositing such funds into the Company's general account at Wells Fargo Bank, N.A. Upon receipt of such funds from Purchasers, the Company will pay in full the unpaid balance of the indebtedness of the Company set forth on Schedule 7.3, including all outstanding principal, accrued interest and prepayment charges, if any. The balance of such funds shall be available to the Company for capital expenditures and working capital.

ARTICLE V Issuance of Equity

      Section 8.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

            Purchasers hereby represent and warrant that Purchasers have received cash in the aggregate amount of $3,000,000 as proceeds of the issuance of their common stock during the 30-day period ending on June 8, 1999. Purchasers covenant and agree that during the period commencing June 10, 1999, and ending June 22, 1999, Purchasers shall receive, as proceeds of the issuance of 2,000,000 shares each of their common stock, additional cash in the aggregate amount of $3,000,000.

ARTICLE VI Miscellaneous

      6.1 Notices

      Section 10.1 of the Agreement is deleted in its entirety and replaced with the following:

            All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

      If to the Europe:      Transmedia Europe, Inc.
                             11 St. James's Square
                             London, SW1Y 4LB England
                             Telephone: (44) 171930 0706
                             Facsimile: (44) 171 839 5727
                             Attention: Paul Harrison

      If to the Asia:        Transmedia Europe, Inc.
                             11 St. James's Square
                             London, SW1Y 4LB England
                             Telephone: (44) 171930 0706
                             Facsimile: (44) 171 839 5727
                             Attention: Paul Harrison


              [The remainder of this page intentionally left blank]

      If to the Members:     to the addresses set forth on Schedule A

      With a copy to:        Perkins Coie, LLP
                             1201 Third Avenue, 40th Floor
                             Seattle, Washington 98101
                             Telephone: (206) 583-8401
                             Facsimile: (206) 583-8500
                             Attention: James Gradel

      or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

      6.2 Amendment

      The Agreement is amended as set forth herein, and Schedules 5.5, 6.5 and
7.3 attached to this Amendment shall replace Schedules 5.5, 6.5 and 7.3 attached to the Agreement. Except as specifically provided in this Amendment, all of the terms, covenants and conditions of the Agreement shall remain in full force and effect.

      6.3 Negotiation and Construction

      This Amendment and each of its terms and provisions are deemed to have been explicitly negotiated among the parties, and the language in all parts of this Amendment will, in all cases, be construed according to its fair meaning and not strictly for or against any party.

      6.4 Counterparts

      This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                COMPANY:

                                DSS DIRECT CONNECT, L.L.C.


                                By: /s/ William D. Marks
                                   ----------------------------------
                                   Name:  William D. Marks
                                   Title: President, CEO and
                                          Managing Member

                                MEMBERS:

                                /s/ William D. Marks
                                -------------------------------------
                                William D. Marks

                                /s/ Donna M. Marks
                                -------------------------------------
                                Donna M. Marks

                                /s/ Kevin R. Drewyer
                                -------------------------------------
                                Kevin R. Drewyer


                                DIRECT INVESTORS, INC.

                                By: /s/ Kevin R. Drewyer
                                   ----------------------------------
                                   Name:  Kevin R. Drewyer
                                   Title: President


                                PURCHASERS:

                                TRANSMEDIA EUROPE, INC.

                                By: /s/ Authorized Officer
                                   ----------------------------------
                                   Name:
                                        -----------------------------
                                   Title:
                                         ----------------------------


                                TRANSMEDIA ASIA PACIFIC, INC.

                                By: /s/ Authorized Officer
                                   ----------------------------------
                                   Name:
                                        -----------------------------
                                   Title:
                                         ----------------------------

                                   SCHEDULE A

William D. Marks

Donna M. Marks

Kevin R. Drewyer

DIRECT Investors,
Inc.